Exhibit 19.1

FRANKLIN BSP REAL Estate debt, INC.

Insider Trading Policy

Purpose

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Franklin BSP Real Estate Debt, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from:

•	trading in securities of that company; or

•	providing material nonpublic information to other persons who may trade on the basis of that information (also known as “tipping”).

Insider trading is a crime. Violations are pursued vigorously by the Securities and Exchange Commission (“SEC”), U.S. Attorneys, state enforcement authorities and foreign jurisdictions. Violations can result in severe penalties, including significant fines and imprisonment. See the Section below captioned “Consequences of Violations.”

Persons Subject to the Policy

This Policy applies to (i) the Company’s Board of Directors, (ii) the Company’s officers, (iii) any employees of the Company, (iv) Benefit Street Partners L.L.C. (the “Advisor”), and (v) any employees of the Advisor and its affiliates that provide services to, or are involved in the business and affairs of, the Company, or otherwise have access to material nonpublic information relating to the Company (the “Covered Advisor Employees”). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person's household and entities controlled by a person covered by this Policy, as described below.

Relationship of this Policy to the Advisor’s Policies

All employees of the Advisor are subject to the policies of the Advisor including the Advisor’s Code of Ethics, which generally prohibits employees of the Advisor from transacting in the Company’s securities and imposes certification and other requirements. Nothing in this Policy or any other policy of the Company impacts the obligation of an employee of the Advisor to comply with the Advisor’s policies. To the extent an employee of the Advisor believes that complying with a policy of the Advisor will conflict with this Policy or any other policy of the Company, the employee should contact the Compliance Officer as set forth below.

Transactions Subject to the Policy

This Policy applies to all transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, any securities that are exercisable for, or convertible or exchangeable into, shares of common stock, and any other type of securities that the Company may issue from time to time, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s Securities.

Statement of Policy

It is the policy of the Company that no person covered by this Policy (or any other person designated by this Policy or by the Compliance Officer, as such term is defined below under the heading “Administration of the Policy”, as subject to this Policy) who is aware of material nonpublic information relating to the Company or its subsidiaries may, directly, or indirectly through family members or other persons or entities:

•	engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Not Subject to Trading Restrictions;”

•	recommend the purchase or sale of any Company Securities;

•	disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

•	assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no person covered by this Policy (or any other person designated as subject to this Policy) who, in the course of working for or on behalf of the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer, or any other representative of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Persons subject to this Policy could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”

Administration of the Policy

The Company’s General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, any other employee of the Advisor designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

When in doubt about a matter covered by this Policy, or if you have questions, please contact the Compliance Officer before engaging in any transaction involving Company Securities. See “Company Assistance” below.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	financial condition and results of operation of the Company, including quarterly and annual results;

•	information about the computation of the Company’s net asset value per share;

•	forward-looking information regarding the Company’s financial performance, such as projections or “outlook” for future financial results and changes to such “outlook”;

•	pending or proposed mergers, investments, acquisitions, dispositions or tender offers;

•	pending or proposed joint ventures or strategic alliances;

•	a restructuring of the Company;

•	significant related party transactions;

•	declaration of a dividend or stock split or a change in dividend policy;

•	the establishment of, or any significant developments or changes regarding, a repurchase program for Company Securities, including the Company’s Share Repurchase Plan for its common stock (such as planned repurchases, increases or decreases in the program’s authorization, suspensions and similar changes);

•	bank borrowings or other financing transactions outside the ordinary course of business;

•	major business developments, such as a significant loan origination or impairment;

•	any default under or termination of a material financing arrangement;

•	a change in executive officers or the board of directors;

•	a change in auditors or notification that the auditor's reports may no longer be relied upon;

•	write-ups or write-downs of assets or changes in accounting methods;

•	significant pending or threatened litigation or government inquiries or investigations, or the resolution of such litigation, inquiry or investigation;

•	impending bankruptcy or the existence of severe liquidity problems; or

•	significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure).

References in this list to the Company or otherwise in the context of assessing whether information is material shall mean the Company and/or its subsidiaries and business units, as the context requires.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, a Dow Jones “broad tape,” newswire services or public disclosure documents filed with the SEC that are available on the SEC’s website (such as Form 8-K, Form 10-Q and Form 10-K). By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s directors or officers, the employees of the Advisor and its affiliates, or if it is only available to a select group of persons, such as analysts, brokers and institutional investors. In addition, please be aware that disclosure on the Company’s website, by itself, may not be considered wide dissemination.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Precautions to Prevent Misuse or Unauthorized Disclosure

When a person covered under this policy has exposure to material nonpublic information, that individual should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure, including:

•	maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;

•	avoiding discussing confidential matters in areas where conversation could be overheard;

•	restricting information on a “need to know” basis; and

•	refraining from making any statement on the Internet or via social media (e.g., Twitter, Facebook) regarding the Company, as it may be seen as a recommendation to buy or sell the Company’s Securities.

Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Not Subject to Trading Restrictions in this Policy1

Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:

•	Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. Similarly, this Policy does not apply to the exercise of options on a “net exercise” basis pursuant to which a person either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

1 As noted above, this Policy does not impact the policies of the Advisor which may prohibit some or all of these transactions.

•	Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares or units to satisfy tax withholding requirements upon the vesting of any restricted stock or units. The Policy does apply, however, to any market sale of restricted stock.

•	Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under any dividend reinvestment plan maintained by the Company resulting from your reinvestment of dividends paid on Company Securities, including the Company’s Dividend Reinvestment Plan for its common stock. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to any such dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

•	Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company, such as through the Company’s Share Repurchase Plan, are not subject to this Policy.

Transactions Not Involving a Purchase or Sale. Bona fide gifts of securities (including transfers of Company securities made to trusts for estate planning purposes) are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company’s securities while the person making the gift is aware of material nonpublic information, provided that Restricted Persons (as defined below) must still pre-clear any such transaction in the manner described below under the heading “Additional Procedures—Pre-clearance Procedures” and report any such transaction in the manner described below under the heading “Additional Procedures—Post-Transaction Notice.” Finally, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, it is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

•	Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

•	Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds or other transactions which hedge or offset, or are designed to hedge or offset, any decrease in the value of Company Securities. Such hedging transactions may permit a director or officer of the Company to continue to own Company Securities directly or indirectly, including those obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director or officer may no longer have the same objectives as the Company’s other stockholders. Therefore, directors and officers of the Company are prohibited from engaging in any such transactions.

•	Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, directors and officers of the Company are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan, except as may be pre-approved by the Audit Committee of the Board of Directors.

•	Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer or employee of the Company or a Covered Advisor Employee is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading “Additional Procedures.”

Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

•	Pre-Clearance Procedures. The persons set forth in Annex A and any other persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (all of the foregoing are referred to as “Restricted Persons”), may not engage in any transaction in Company Securities without first obtaining pre-clearance as follows: (i) if the Restricted Person is subject to pre-clearance policies of the Advisor, then in accordance with all the conditions and requirements of such pre-clearance policy, and (ii) from the Compliance Officer in all other cases. Restricted Persons are more likely to have access to material non-public information because of their positions or affiliations with the Company and, as a result, their trades in Company Securities are more likely to be subject to greater scrutiny. Any request for pre-clearance submitted to the Compliance Officer must be submitted on the form attached as Exhibit A to this Policy at least two business days before the proposed transaction and shall comply with any other procedures established by the Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and will have sole discretion to determine whether to permit the transaction. In evaluating each proposed transaction, the Compliance Officer may consult as necessary with senior management and outside counsel.

If a Restricted Person seeks pre-clearance and the request is denied, then he or she should refrain from engaging in any transaction in Company Securities, and should not inform any other person of the restriction. Moreover, pre-clearance does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information or becomes subject to a blackout period or event-specific trading restriction (as discussed below), the transaction may not be completed. Pre-clearance of a transaction by the Compliance Officer is valid only for the two business days immediately following receipt by the Restricted Person of such pre-clearance.

When a request for pre-clearance is made, the requesting person should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should provide a detailed description of those circumstances to the Compliance Officer or the appropriate person identified in the Advisor’s policies, as applicable.

•	Post-Transaction Notice. The Restricted Persons who have a reporting obligation under Section 16 of the Exchange Act shall also notify the Compliance Officer of the occurrence of any purchase, sale or other acquisition or disposition of Company Securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the Restricted Persons, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

For both the “Pre-Clearance Procedures” section above and this “Post-Transaction Notice” section, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of a purchase or sale, this occurs when the trade is executed, not when it settles).

•	Quarterly Blackout Period Restrictions. Because trades in Company Securities by Restricted Persons are more likely to be subject to greater scrutiny, as mentioned above, Restricted Persons may not engage in any transactions involving the Company Securities (other than as specified by this Policy), during a “Blackout Period” beginning 15 calendar days prior to the end of each fiscal quarter (e.g. December 17th) and ending at the end of the second business day following the date of the public release of the Company’s earnings results for that quarter.

Please note that Blackout Periods are compliance requirements of the Company and do not create or constitute a legal right to trade when they are not in effect. Accordingly, and for the avoidance of doubt, even when a Blackout Period is not in effect, if you are in possession of material non-public information, you may not trade in the Company’s securities.

•	Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees of the Company or the Advisor and its affiliates. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Exceptions to this Policy will not be granted while an event-specific trading restriction is in effect.

•	Exceptions. Blackout Period and event-specific trading restrictions do not apply to any transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to Trading Restrictions.”

Applicability of Policy to Former Insiders

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company or the Advisor. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures applicable to such individual specified under the heading “Additional Procedures” above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions in force at the time of such individual’s termination of service.

Consequences of Violations

Insider trading is a crime. Violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities and foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.

Under federal securities laws, individuals found liable for insider trading could, among other things, face (i) up to 20 years in jail, (ii) a criminal fine of up to $5 million, and (iii) civil penalties of up to three times the profit gained or loss avoided.

In addition, for failing to take steps to prevent insider trading, the Company (and/or its executive officers and directors) could itself face (i) a criminal penalty of up to $25 million, and (ii) civil penalties of the greater of $1 million or three times the profit gained or loss avoided as a result of an officer or director’s violation. Please note that individual states may impose their own penalties.

Furthermore, an individual's failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not such individual’s failure to comply results in a violation of law. Any sanctions imposed upon or liabilities incurred by an individual for insider trading will be the sole responsibility of the individual. The Company will not cover or indemnify the individual for these costs. Neither the Company nor any of its directors, officers or employees or employees of the Advisor will be liable for the legal or financial consequences of any approval or pre-clearance, refusal to approve or pre-clear or delay in reviewing any requests for approval or pre-clearance of any transaction or other request under this Policy. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

Company Assistance

If you have any questions about this Policy or its application to any proposed transaction, please contact the Company’s Compliance Officer, who can be reached by telephone at 212-588-6982 or by e-mail at m.goodman@benefitstreetpartners.com, for additional guidance.

Certification

The Company or, in the case of employees of the Advisor, the Advisor, may require periodic certification of your familiarity with this Policy. Please note that PERSONS SUBJECT TO THIS POLICY are bound by the Policy whether or not they PROVIDE ANY SUCH Certification.

*        *        *

Effective: March 17, 2025

ANNEX A

•	The Company’s officers and directors

•	Syful Nizam

•	Yuksel Dincer

•	David Manlowe

REQUEST FOR CLEARANCE TO TRADE2

To:	Franklin BSP Real Estate Debt, Inc.

Name:	Title:

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of Franklin BSP Real Estate Debt, Inc.

Type of Transaction:

☐	I wish to purchase. Number and type of securities to be purchased: ________________

☐	I wish to sell. Number and type of securities to be sold: ________________

☐	I wish to exercise an option and sell all or a portion of the shares of common stock purchased at the then market price in a “cashless exercise” or “same day sale” and hold any remaining shares of common stock in my brokerage account.

Number of options to be exercised: ________________
Number of shares of common stock to be sold: ____________________
Number of shares of common stock held in account: ________________

☐	Other transaction:

If the request is for a member of my immediate family or household:

Name of Person:	Relationship:

I hereby represent and certify that I am not aware of any material, non-public information concerning Franklin BSP Real Estate Debt, Inc. at the time of submitting this request, and I agree that should I become aware of any material, non-public information concerning Franklin BSP Real Estate Debt, Inc. before completing the approved transaction, I will not complete the transaction. I understand that once approved, this authorization is valid on the date of approval and for the two business days thereafter. I further understand that the approval will lapse if I become in possession of, or, in the judgment of the Compliance Officer, I am likely to be in possession of material, non-public information, or otherwise on the earliest of expiration of (i) the two business day period of this approval, or (ii) the end of the trading window in which approval is granted, whichever is the first to occur.

Date	Signature

Approved by:

Compliance Officer	Date

2 Advisor employees subject to pre-clearance policies of the Advisor should comply with those policies and should not use this form.